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                                                                   EXHIBIT 10.10


                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of May 17, 2004 (the "Commencement Date"), by and between Abercrombie & Fitch Co., a Delaware corporation (the "Company"), and Robert S. Singer (the "Executive") (hereinafter collectively referred to as "the Parties").

                              W I T N E S S E T H:

      WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment (together with its Exhibit, this "Agreement") and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the parties contained herein, the parties, intending to be legally bound, hereby agree as follows:

      1. Term. The term of employment under this Agreement shall be for the period beginning on the Commencement Date and ending on the third anniversary of the Commencement Date (the "Initial Term"); provided, however, that the Initial Term shall thereafter be automatically extended for additional one-year periods (together with the Initial Term, the "Term") unless either the Company or the Executive gives the other written notice at least 180 days prior to the then-scheduled expiration of the Term that such Party is electing not to so extend the Term. Notwithstanding the foregoing, the Term shall end on the date on which the Executive's employment is earlier terminated by either party in accordance with the provisions of Section 11 of this Agreement.

      2. Employment.

            (a) Position. The Executive shall be employed by the Company as the President of the Company on the Commencement Date and Chief Operating Officer as of the first meeting of the Board of Directors of the Company (the "Board") following the Commencement Date. The Executive shall be the second highest ranking executive in the Company. The Executive shall be responsible for the day-to-day operations of the Company and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar executive capacity. Without limiting the foregoing, the following areas of the business of the Company and its subsidiaries will report solely to the Executive: finance, logistics, and human resources. Store operations will report jointly to the Executive and the Chief Executive Officer. The Executive shall report to the Chief Executive Officer only. The Executive's principal place of employment shall be in Columbus, Ohio and the Executive shall perform his duties principally in Columbus and New York City.

            (b) Board Membership. The Company shall cause the Executive to be appointed to the Board at the first Board meeting following the Commencement Date and shall

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cause the Executive to be nominated for election to the Board during the Term, subject at all times to the Company's obligations under applicable laws and regulations.

            (c) Obligations. The Executive agrees to devote his full business time and attention to the business and affairs of the Company provided that, in order to permit the Executive sufficient time to transition from his current situation to the United States, during the period from the Commencement Date to June 21, 2004, the Executive shall not be required to render full-time services to the Company. Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) serving on up to two boards of other companies, presently Fairmont Hotel Corp., and Axalto N.V., with future board service at other companies subject to the reasonable approval of the Board based on the nature of the companies, which approval shall not be unreasonably withheld, (ii) serving on the boards of directors of trade associations and/or charitable organizations, (iii) engaging in charitable activities and community affairs, and (iv) managing his personal investments and affairs, provided that the activities described in the preceding clauses (i) through (iv) do not materially interfere with the proper performance of his duties and responsibilities hereunder.

      3. Base Salary. The Company agrees to pay or cause to be paid to the Executive commencing no later than the Commencement Date and during the Term a base salary at the rate of $886,000 per year or such larger amount as the Board may from time to time determine (the "Base Salary"). The Executive's Base Salary shall be reviewed annually by the Compensation Committee of the Board, with the first review to occur in or around January 2005, and shall be subject to increase from time to time as approved by the Compensation Committee of the Board. Such Base Salary shall be payable in accordance with the Company's customary practices applicable to its executive officers.

      4. Bonus.

            (a) The Executive shall be entitled to participate in the Abercrombie & Fitch Co. Incentive Compensation Performance Plan (the "Bonus Plan") or any successor to the Bonus Plan on such terms and conditions as may be determined from time to time by the Compensation Committee of the Board, provided that the Executive's annual target bonus opportunity shall be at least 100% of Base Salary upon attainment of target, subject to a maximum bonus opportunity of 200% of Base Salary, and shall be at a level commensurate with his position.

            (b) The Bonus for 2004 will be prorated based on achievement of targets and actual commencement of employment, but will be guaranteed to be no less than $475,000. The Bonus for 2004 will be payable at the time bonuses are paid to the Company's executive officers in February 2005.

      5. Equity Compensation.

            (a) The Executive shall be entitled to participate in the Company's equity based incentive programs, including, without limitation, the stock option and restricted share programs, maintained by the Company, on such terms and conditions as may be determined from time to time by the Compensation Committee of the Board, consistent with this Agreement, and commensurate with his position.

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            (b) Commencing with 2004, the Executive shall participate in the annual performance-based segment of the Company's 2002 Stock Plan for Associates, as amended and restated (the "2002 Stock Plan"), or successor plan, at a level commensurate with his position. The shares earned can vary from zero to a maximum of double PAR value based on the Company's specific annual financial goals and vest over four years (with 10% vesting on the first anniversary of the grant date, 20% vesting on the second anniversary of the grant date, 30% vesting on the third anniversary of the grant date and 40% vesting on the fourth anniversary of the grant date) from the date they are earned and subject to earlier vesting as provided herein.

      6. Sign-on Arrangements.

            (a) As soon as practicable following the Commencement Date, the Company shall pay the Executive a signing bonus of $100,000.

            (b) On the Commencement Date the Company shall grant the Executive an option to purchase 150,000 shares of the Company's common stock pursuant to the 2002 Stock Plan, vesting in four equal annual installments on the first four anniversaries of the grant date at a price per share exercise price equal to the closing price of a share of stock of the Company on the New York Stock Exchange on the Commencement Date and subject to earlier vesting as provided herein.

            (c) On the Commencement Date, the Company shall grant the Executive 20,000 restricted shares, pursuant to the 2002 Stock Plan, vesting 10% on the grant date, 20% on the first anniversary of grant, 30% on the second anniversary and 40% on the third anniversary, and subject to earlier vesting as provided herein.

      7. Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to senior level executive officers generally and as may be in effect from time to time. The Executive's participation in such plans, practices and programs shall be on the same basis and terms as are applicable to senior level executive officers of the Company generally. Such level of benefits shall be at a level commensurate with his position.

      8. Other Benefits.

            (a) Life Insurance.

                  (i) The Company shall maintain term life insurance coverage on the life of the Executive in the amount of $8,000,000, the proceeds of which shall be payable to the beneficiary or beneficiaries designated by the Executive. The Company shall pay the premiums with respect to such term life insurance policy for the period commencing on the Commencement Date and ending on the later to occur of the last day of the Term and the last day of the period during which welfare benefits are continued pursuant to Section 12(f) of this Agreement; provided, however, that the Company shall no longer be obligated to maintain such coverage and pay such premiums in the event that the Executive's employment is or was terminated by the Company for Cause (as defined in Section 11(c) of this Agreement) or by the Executive without Good Reason (as defined in Section 11(d) of this Agreement). Such policy shall provide for its conversion to an

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      individual policy owned by the Executive subsequent to termination of his employment for any reason or the end of the period during which benefits are continued pursuant to Section 12(f) of this Agreement, whichever is later. The Executive agrees to undergo any reasonable physical examination and other procedures as may be requested in connection with the issuance of such policy. The policy shall be structured so that the proceeds of the policy upon his death shall be excluded from the income of the Executive, his estate and his beneficiaries; the Company will cooperate with the Executive, if the Executive elects to transfer ownership of the policy to a life insurance trust or otherwise for estate planning purposes.

                  (ii) During the term of this Agreement, the Company shall be entitled to maintain a "key man" term life insurance policy on the life of the Executive, the proceeds of which shall be payable to the Company or its designees. The Executive agrees to undergo any reasonable physical examination and other procedures as may be necessary to maintain such policy.

            (b) Office and Facilities. The Executive shall be provided with an appropriate office and with such secretarial and other support facilities as are commensurate with the Executive's status with the Company and adequate for the performance of his duties hereunder.

            (c) Vacation. The Executive shall be entitled to annual paid vacation of six weeks, in accordance with the policies periodically established by the Board for similarly situated executive officers of the Company.

            (d) Retirement Benefit. The Executive shall be provided with a retirement benefit in accordance with the Supplemental Executive Retirement Plan, which is attached hereto as Exhibit A. In addition, the Executive shall be entitled to participate in all retirement benefit plans, practices and programs maintained by the Company and made available to senior level executive officers generally and as may be in effect from time to time. The Executive's participation in such plans, practices and programs shall be at a level commensurate with his position.

            (e) Perquisites. The Executive shall be entitled to perquisites on the same basis as provided to other senior level executive officers at a level commensurate with his position. In addition, the Executive shall be provided, at Company expense, up to two round trips to Italy per year (first class air travel) for himself, up to four round trips to Italy per year (first class air travel) for his spouse, and up to two round trips from Italy to Ohio per year (economy class air travel) for each of his two children, all grossed-up for taxes.

      9. Expenses.

            (a) The Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company, in each case in accordance with policies established by the Board from time to time and upon receipt of appropriate documentation.

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            (b) In lieu of benefits under the Company's relocation plan, the
Executive shall be entitled to the following:

                  (i) In addition to the benefits provided in Section 8(e), the Executive and his spouse shall be entitled to one "househunting trip" (as described in the Company's relocation plan), including one round trip (first class air travel) from Italy to the United States, for the purpose of house hunting in New York and Columbus, with such expenses to be grossed-up for taxes.

                  (ii) Reimbursed for relocation expenses, including any applicable broker's expenses, incurred by Executive and his family, including expenses incurred in relocating from Milan, Italy to Columbus, Ohio and/or New York, NY, with such expenses to be grossed-up for taxes; in the event Executive voluntarily leaves employment (without Good Reason or due to Disability) within 12 months, Executive must repay Company for relocation expenses on a pro-rata basis.

                  (iii) To compensate Executive for miscellaneous expenses incurred in connection with his relocation, a fixed payment of $75,000, grossed-up for taxes, which shall be paid within 60 days after the Commencement Date;

                  (iv) Reimbursement for expenses of temporary housing for a period commencing on the Commencement Date and ending not later than the six-month anniversary of the Commencement Date, thereafter $3,000 per month for temporary housing in Columbus, Ohio, for the next 12 months and $10,000 per month, for housing in New York City for the Initial Term, all such reimbursements to be grossed-up for taxes.

      10. Aircraft Travel. For security purposes, the Executive shall be provided, at the expense of the Company, with use of a private aircraft (currently Netjets) for business and personal travel in North America, grossed-up for taxes. Outside North America, the Executive shall be entitled to first class air travel.

      11. Termination.

            (a) Death. The Executive's employment hereunder shall terminate upon the Executive's death.

            (b) Disability. Either the Executive or the Company shall be entitled to terminate the Executive's employment for "Disability" by giving the other party a Notice of Termination (as defined below). For purposes of this Agreement, "Disability" shall mean the Executive's failure to perform his duties for a period of 180 consecutive days as a result of physical or mental impairment, illness or injury, and such condition, in the opinion of a medical doctor selected by the Company and reasonably acceptable to the Executive or his legal representative, is total and permanent.

            (c) Cause. The Company shall be entitled to terminate the Executive's employment for "Cause." For purposes of this Agreement, "Cause" shall mean that the Executive (i) pleads "guilty" or "no contest" to or is convicted of an act which is defined as a

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felony under federal or state law, or (ii) in carrying out his duties, engages in conduct that constitutes willful gross neglect or willful gross misconduct; provided such plea, conviction, neglect or misconduct results in material economic harm to the Company. For this purpose, an act or failure to act shall be considered "willful misconduct" only if done, or omitted to be done, by the Executive in bad faith and without a reasonable belief that such act or failure to act was in the best interests of the Company.

            The Executive's employment with the Company shall not be terminated for Cause unless he has been given written notice by the Board of its intention to so terminate his employment (a "Preliminary Notice of Cause"), such notice
(i) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (ii) to be given within 6 months after the Board knew or should have known of such acts or failures to act. The Executive shall have 10 days after the date that the Preliminary Notice of Cause is given in which to cure such conduct, to the extent such cure is possible. If the Executive fails to cure such conduct, the Executive shall be entitled to a hearing before the Board, and to be accompanied by his counsel, at which he shall be entitled to contest the Board's findings. Such hearing shall be held within 15 days of notice to the Company by the Executive, provided he requests such hearing within 30 days of the Preliminary Notice of Cause. If the Executive fails to request such hearing within the 30-day period specified in the preceding sentence, his employment shall be terminated for Cause effective upon the expiration of such period, and the Preliminary Notice of Cause shall be deemed to constitute a Notice of Termination. If the Executive requests such hearing and, within 10 days following such hearing, the Executive is furnished with a copy of a resolution, duly adopted by the affirmative vote of a majority of the members of the Board, finding that in the good-faith opinion of the Board, the Executive was guilty of the conduct constituting Cause as specified in the Preliminary Notice of Cause, the Executive's employment shall be terminated for Cause upon his receipt of such resolution, and such resolution shall be deemed to constitute a Notice of Termination. Any such resolution shall be accompanied by a certificate of the Secretary or another appropriate officer of the Company which shall state that such resolution was duly adopted by the affirmative vote of a majority of the members of the Board at a duly convened meeting called for such purpose.

            (d) Good Reason. The Executive may terminate his employment hereunder for "Good Reason" by delivering to the Company (i) a Preliminary Notice of Good Reason (as defined below), and (ii) not earlier than 30 days from the delivery of such Preliminary Notice of Good Reason, a Notice of Termination. The Executive may give such notices with or without conditions, including the right to withdraw such notice if the Company does not agree there are facts which constitute Good Reason. The Company shall have 60 days in which to cure except in the case of (K) or (L) below. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following without the Executive's prior written consent: (A) the failure to appoint or continue the Executive as President and Chief Operating Officer of the Company; (B) the failure of the Board to nominate the Executive for election to the Board at the Company's annual meeting of stockholders; (C) the failure of the Executive to be elected or re-elected to the Board; (D) a material diminution in the Executive's duties, or the assignment to the Executive of duties materially inconsistent with, or the failure to assign to the Executive duties which are materially consistent with, his duties, positions, authority, responsibilities and reporting requirements as set forth in Section 2 of this Agreement, or the assignment of duties which materially impair the Executive's ability to function as the President and Chief Operating Officer

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of the Company; (E) a change in the reporting structure so that Executive no longer reports directly to the CEO; (F) a reduction in or a material delay in payment of the Executive's total cash compensation and benefits from those required to be provided in accordance with the provisions of this Agreement; (G) the failure of the Company to implement the SERP, a material reduction in the benefits to be provided under the SERP or an adverse change in the terms and conditions of the SERP; (H) the Company, the Board or any person controlling the Company requires the Executive to relocate his principal place of employment to a location other than the Columbus, Ohio, other than on travel reasonably required to carry out the Executive's obligations under this Agreement; (I) a material breach of the Company of any of the provisions of this Agreement; (J) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company not later than the effective date of a merger, consolidation, sale or similar transaction; (K) any termination by Executive of his employment for any reason other than death or Disability within one-year of a Change in Control of the Company (as defined in Section 12(h) of this Agreement), (L) the Company's election not to renew the Term in accordance with
Section 1, (M) the representations made by the Company in Sections 16(b)(iv),
(v), (vi), or (vii) of this Agreement shall be inaccurate in any material respect as of the date made or (N) the Company's organizational documents do not accord that the Executive has the maximum limitation of liability as a director of the Company, as permitted by law; provided, however, that "Good Reason" shall not include (X) acts not taken in bad faith which are cured by the Company in all respects not later than 30 days from the date of receipt by the Company of a written notice from the Executive identifying in reasonable detail the act or acts constituting "Good Reason" (a "Preliminary Notice of Good Reason") or (Y) acts taken by the Company to temporarily reassign the Executive's duties and/or titles to another person or persons during the period the Executive has suffered a physical or mental infirmity which renders him unable to substantially perform his duties under this Agreement, provided that any such acts may be taken by the Company only after receiving an opinion of a physician reasonably acceptable to the Executive or his legal representative stating that there is no reasonable likelihood that the Executive will be able to return to full-time employment with the Company performing his duties hereunder within 180 days. Notwithstanding the foregoing, a Good Reason based on clause (M) above may only be asserted by Executive prior to the date the Company files with the SEC its Annual Report on form 10-K for the last fiscal year ending within the Initial Term. A Preliminary Notice of Good Reason shall not, by itself, constitute a Notice of Termination.

            (e) Without Cause. The Company may terminate the Executive's employment hereunder, without Cause, at any time and for any reason (or for no reason) by giving the Executive a Notice of Termination.

            (f) Voluntary. The Executive may terminate his employment hereunder at any time and for any reason other than Good Reason or Disability (or for no reason) by giving the Company a Notice of Termination. Such voluntary termination shall not be deemed a breach of this Agreement

            (g) Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail, if applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under

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the provision so indicated. For purposes of this Agreement, no purported termination of employment which requires a Notice of Termination shall be effective without such Notice of Termination. The Termination Date (as defined below) specified in such Notice of Termination shall be no less than two weeks from the date the Notice of Termination is given; provided, however, that (i) if the Executive's employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Executive and (ii) if the Executive terminates his employment in accordance with Section 11(f) of this Agreement, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Company.

            (h) Termination Date. "Termination Date" shall mean the date of the termination of the Executive's employment with the Company and specifically (i) in the case of the Executive's death, his date of death; (ii) in the case of a termination of the Executive's employment for Cause, the relevant date specified in Section 11(c) of this Agreement; (iii) in the case of the expiration of the Term of this Agreement in accordance with Section 1, the date of such expiration; and (iv) in all other cases, the date specified in the Notice of Termination.

      12. Compensation Upon Termination of Employment.

            (a) For Cause; Without Good Reason; Executive's Non-renewal. If during the term of this Agreement, the Executive's employment under this Agreement is terminated by the Company for Cause, by the Executive without Good Reason (and other than by reason of the Executive's death or Disability) or by the Executive's Non-renewal, the Company's sole obligation hereunder shall be to pay the Executive the following amounts earned hereunder but not paid as of the Termination Date ((i) through (v) collectively, "Accrued Compensation"):

                  (i) Base Salary through the Termination Date;

                  (ii) any other compensation which has been earned, accrued or is owing, under the terms of the applicable plan, program or practice, to the Executive as of the Termination Date but not paid, including, without limitation, any incentive awards under the Bonus Plan;

                  (iii) any amounts which the Executive had previously deferred (including any interest earned or credited thereon);

                  (iv) reimbursement of any and all reasonable expenses incurred in connection with the Executive's duties and responsibilities under this Agreement in accordance with policies established by the Board from time to time and upon receipt of appropriate documentation;

                  (v) other or additional benefits and entitlements in accordance with applicable plans, programs and arrangements of the Company; and

                  (vi) the vesting of stock options and restricted stock shall be treated in accordance with the terms of the relevant plan; stock options shall be exercisable for 90 days following the Termination Date or such longer period as provided in the applicable plan.

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                  (vii) In addition to the foregoing, if the Executive's
      employment is terminated because of the Executive's Non-renewal, the Company shall pay the Executive, at such time as other participants in the Bonus Plan are paid their respective bonuses in respect of that fiscal year, a pro-rata bonus with respect to the fiscal year in which the Termination Date occurs equal to the product of (A) the greater of (1) the Executive's target bonus opportunity for that fiscal year or (2) the actual bonus received by the Executive in any preceding fiscal year, and
      (B) the fraction obtained by dividing (1) the number of days in the period beginning on the first day of that fiscal year and ending on the Termination Date by (2) 365, but only to the extent that such pro-rata bonus is not payable as part of the Accrued Compensation ("Pro-rata Bonus");

            (b) Without Cause or for Good Reason; Company Non-renewal. If the Executive's employment hereunder is terminated by the Company without Cause including the Company's Non-renewal or by the Executive for Good Reason, the Company's sole obligation hereunder shall be as follows:

                  (i) the Company shall pay the Executive the Accrued Compensation;

                  (ii) the Company shall pay the Executive a Pro-rata Bonus, at such time as other participants in the Bonus Plan are paid their respective bonuses in respect of that fiscal year, but only to the extent that such Pro-rata Bonus is not payable as part of the Accrued Compensation;

                  (iii) the Company shall continue to pay the Executive Base Salary and target bonus for the remainder of the Term, but in no event less than 18 months, based on Executive's annual Base Salary and his target bonus for the year of his termination, in equal installments, in accordance with the Company's customary payroll practices to its executive officers;

                  (iv) the Company shall continue to pay the premiums provided for in Section 8(a) of this Agreement for the time period set forth therein;

                  (v) the Company shall pay the Executive, in accordance with its customary practices applicable to executive officers, any compensation in the form of incentive awards under the 2002 Stock Plan (or any successor plan) earned (as to both satisfaction of performance-based criteria and vesting) in respect of periods prior to and including the Termination Date, but not paid as of the Termination Date;

                  (vi) all stock options granted in the Initial Term shall vest on the Termination Date and remain exercisable for their full term, and future grants shall be treated in accordance with their terms; and

                  (vii) all restricted shares and any other equity grants granted in the Initial Term shall vest on the Termination Date, and future grants shall be treated in accordance with their terms;

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                  (viii) In the event the Executive terminates his employment for Good Reason following a Change of Control as provided in Section 11(d), the Company shall pay the benefits described in Sections 12(b)(i),
      (ii) and (iii) in a lump sum.

            (c) Disability. If the Executive's employment hereunder is terminated by either Party by reason of the Executive's Disability, the Company's sole obligation hereunder shall be as follows:

                  (i) the Company shall pay the Executive the Accrued Compensation;

                  (ii) the Company shall continue to pay the Executive, in accordance with the Company's customary practices applicable to its executive officers, 100% of Base Salary for the first 12 months following the Termination Date and 80% of Base Salary for the second 12 months following the Termination Date; provided, however, that such Base Salary shall be reduced by the amount of any benefits the Executive receives during such 12 month periods under the Company's relevant long-term disability plan or plans or under Section 12(c)(iii);

                  (iii) the Executive shall be entitled to benefits under the Company's long-term disability plan or plans in an amount at least equal to $20,000 per month during the period of his Disability and ending at age 65;

                  (iv) the Company shall pay the Executive a Pro-rata Bonus, at such time as other participants in the Bonus Plan are paid their respective bonuses in respect of that fiscal year, but only to the extent that such Pro-rata Bonus is not payable as part of the Accrued Compensation;

                  (v) the Company shall continue to pay the premiums provided for in Section 8(a) of this Agreement for the time period set forth therein;

                  (vi) stock options shall vest on the Termination Date and remain exercisable for a period equal to the greater of (X) nine months after the date on which the Executive receives benefits under the Company's long-term disability program and (Y) the period specified in the terms of the grant; and

                  (vii) restricted stock and other equity awards shall vest on the Termination Date.

            (d) Death. If the Executive's employment hereunder is terminated due to his death, the Company's sole obligation hereunder shall be as follows:

                  (i) the Company shall pay the Executive's estate or his beneficiaries (as the case may be) the Accrued Compensation;

                  (ii) the Company shall pay the Executive's estate or beneficiaries (as the case may be), at such time as other participants in the Bonus Plan are paid their respective bonuses in respect of that fiscal year, a Pro-Rata Bonus with respect to the

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      fiscal year in which the Termination Date occurs, but only to the extent that such Pro-Rata Bonus is not payable as part of the Accrued
      Compensation;

                  (iii) the Company shall provide such assistance as is necessary to facilitate the payment of the life insurance proceeds provided for in Section 8(a) of this Agreement to the Executive's beneficiary or beneficiaries;

                  (iv) stock options shall vest on the Termination Date and shall remain exercisable for a period equal to the greater of (X) one year thereafter and (Y) the period specified in the terms of the grant; and

                  (v) restricted stock and other equity awards shall vest on the Termination Date.

            (e) Determination of Base Salary. For purposes of this Section 12, Base Salary shall be determined by the Base Salary at the annualized rate in effect on the Termination Date.

            (f) Continuation of Employee Benefits. Notwithstanding anything to the contrary, in addition to any amounts payable above, the Company shall, at its expense, provide to the Executive and his beneficiaries continued participation in all medical, dental, vision, prescription drug, hospitalization and life insurance coverages and in all other employee welfare and pension benefit plans, programs and arrangements in which the Executive was participating immediately prior to the Termination Date, on terms and conditions that are no less favorable than those that applied on the Termination Date, during the following periods:

                  (i) The period during or for which the Executive is receiving payment of Base Salary pursuant to Section 12(b) or Section 12(c) or benefits under Section 12(c)(iii) of this Agreement; or

                  (ii) For a period of one year following the Termination Date if the Executive's employment terminates due to his death.

In each case, COBRA benefits will commence after the applicable period provided above has completed. Notwithstanding the foregoing, the Company's obligation to provide welfare benefits under this Section 12(f) shall be reduced to the extent that equivalent coverages and benefits (determined on a coverage-by-coverage and benefit-by-benefit basis) are provided under the plans, programs or arrangements of a subsequent employer.

            In the event that the Executive (and/or his family members who are participating in the applicable welfare plans immediately prior to the Termination Date) is precluded from continuing full participation in any employee benefit plan, program or arrangement as contemplated by this Section 12(f), the Executive (and/or his family members who are participating in the applicable welfare plans immediately prior to the Termination Date) shall be provided with the after-tax economic equivalent of any benefit or coverage foregone. For this purpose, the economic equivalent of any benefit or coverage foregone shall be deemed to be the total cost to the Executive of obtaining such benefit or coverage himself on an individual basis. Payment of such after-tax economic equivalent shall be made quarterly.

            (g) No Mitigation; No Offset. In the event of any termination of his employment hereunder, the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment, except as provided in Section 12(f) of this Agreement.

            (h) Change of Control. For purposes of this Agreement, the term "Change of Control" shall mean an occurrence of a nature that would be required to be reported by the Company in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Securities Exchange Act of 1934 (the "Exchange Act"). Without limiting the inclusiveness of the definition in the preceding sentence, a Change of Control of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied:

                  (i) Any person is or becomes the "beneficial owner" (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities and such person would be deemed an "Acquiring Person" for purposes of the Rights Agreement dated as of July 16, 1998, as amended, between the Company and National City Bank, as successor Rights Agent (the "Rights Agreement"); or

                  (ii) Any of the following occur: (A) any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 80% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; (B) any sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; (C) any complete liquidation or dissolution of the Company; (D) any reorganization, reverse stock split or recapitalization of the Company that would result in a Change of Control as otherwise defined herein; or (E) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

            (i) Notwithstanding anything to the contrary, in addition to any amounts payable above, Executive shall be entitled to the benefits provided under the Supplemental Executive Retirement Plan.

            (j) Release. In exchange for the payment by the Company of the amounts contemplated by Section 12(b) of this Agreement, the Executive agrees to execute such form of release with respect to claims for such payment as is mutually acceptable to the Company and the Executive.

      13. Employee Covenants.

            (a) Unauthorized Disclosure. The Executive shall not, during the term of this Agreement and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, "Unauthorized Disclosure" shall mean disclosure by the Executive without the prior written consent of the Board to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive officer of the Company, of any confidential information relating to the business or prospects of the Company including, but not limited to, any confidential information with respect to any of the Company's customers, products, methods of distribution, strategies, business and marketing plans and business policies and practices, except (i) to the extent disclosure is or may be required by law, by a court of law or by any governmental agency or other person or entity with apparent jurisdiction to require him to divulge, disclose or make available such information or (ii) in confidence to an attorney or other advisor for the purpose of securing professional advice concerning the Executive's personal matters provided such attorney or other advisor agrees to observe these confidentiality provisions. Unauthorized Disclosure shall not include the use or disclosure by the Executive, without consent, of any information known generally to the public or known within the Company's trade or industry (other than as a result of disclosure by him in violation of this Section 13(a)). This confidentiality covenant has no temporal, geographical or territorial restriction.

            (b) Non-Competition. During the Non-Competition/No-Raid Period described below, the Executive shall not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise) the following companies: American Eagle Outfitters, Gap Inc., J Crew, Aero Postale or Limited Brands, or any of their affiliates in substantially the same markets and market segments as the foregoing companies; provided, however, that the "beneficial ownership" (as that term is defined in Rule 13d-3 under the Exchange Act) by the Executive after his termination of employment with the Company, either individually or as a member of a "group" for purposes of Section 13(d)(3) under the Exchange Act and the regulations promulgated thereunder, of not more than two percent (2%) of the voting stock of any of these corporations which are publicly held shall not be a violation of this Agreement.

            (c) Non-Solicitation. During the Non-Competition/No-Raid Period described below, the Executive shall not, either directly or indirectly, alone or in conjunction with another person, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, its subsidiaries and/or affiliates, with any person who at any time was an employee, customer or supplier of the Company, its subsidiaries and/or affiliates or otherwise had a business relationship with the Company, its subsidiaries and/or affiliates.

            (d) For purposes of this Agreement, the "Non-Competition/No-Raid Period" means the period the Executive is employed by the Company plus one year thereafter.

            (e) Remedies. The Executive agrees that any breach of the terms of this Section 13 would result in irreparable injury and damage to the Company for which the

Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this Section 13(e) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants not to compete and solicit are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. Should a court or arbitrator determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenants should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

            The provisions of this Section 13 shall survive any termination of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 13; provided, however, that this paragraph shall not, in and of itself, preclude the Executive from defending himself against the enforceability of the covenants and agreements of this
Section 13.

            The Company hereby waives any right it might have to claim that the Executive should be precluded from accepting employment or otherwise providing services on the basis that such employment or performance of services will inevitably result in unauthorized disclosure in violation of Section 13(a); this waiver shall not preclude the Company from asserting any claim for damages it may have for a violation of Section 13(a), nor from seeking equitable relief to enjoin Executive from making actual disclosures in violation of Section 13(a).

      14. Certain Additional Payments.

            (a) In the event it shall be determined that any payment, benefit or distribution of any type to or for the benefit of the Executive by the Company, any of its affiliates, or any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or any affiliate of such person, whether paid or payable, received or receivable, or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), is or would be subject to the excise tax imposed by Section 4999 of the Code or any similar successor provision or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments (not including the Gross-Up Payment).

            (b) All determinations as to whether any of the Total Payments are "parachute payments" (within the meaning of Section 280G of the Code), whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and any amounts relevant to the last sentence of Section 14(a), shall be made by an independent accounting firm selected by the Company from among the largest four accounting firms in the United States (the "Accounting Firm"). Unless the Executive agrees otherwise in writing, the Accounting Firm cannot during the two years preceding the date of its selection have acted in any way on behalf of the Company or any of its affiliates. The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations, regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Executive, within five days of the Termination Date, if applicable, or such earlier time as is requested by the Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it may be determined that the Company should have made Gross-Up Payments ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayment"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

      15. Indemnification; Insurance; Limitation of Liability.

            (a) The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of the Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all costs and expenses incurred by him in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled by law to be indemnified against such costs and expenses; provided that the amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent the Executive is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction realized by him for the repayment.

            (b) Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section 15(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption in any judicial proceeding that the Executive has not met the applicable standard of conduct.

            (c) The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive, until such time as actions against the Executive are no longer permitted by law, with terms and conditions no less favorable than the most favorable coverage then applying to any other senior level executive officer or director of the Company.

      16. Representations.

            (a) The Executive represents and warrants that he has the free and unfettered right to enter into this Agreement and to perform his obligations under it and that he knows of no agreement between him and any other person, firm or organization, or any law or regulation, that would be violated by the performance of his obligations under this Agreement. The Executive agrees that he will not use or disclose any confidential or proprietary information of any prior employer in the course of performing his duties for the Company or any of its affiliates.

            (b) The Company represents that (i) the execution of this agreement and the provision of all benefits and grants provided herein have been duly authorized by the Company, including, where necessary, by the Board and Compensation Committee, (ii) the execution, delivery and performance of this Agreement does not violate any law, regulation, order, decree, agreement, plan or corporate governance document of the Company, (iii) upon the execution and delivery of this agreement, it shall be the valid and binding obligation of the Company enforceable in accordance with its terms, (iv) there are no material investigations by any governmental authority of the Company or its affiliates pending, or to the actual knowledge of the Company, threatened, and Company senior management knows of no facts that would warrant such investigation, (v) there are no facts or circumstances that may result in a material financial restatement, (vi) there are no significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize, and report financial data and there is no weakness in internal financial controls that would be required by Section 302 of the Sarbanes-Oxley Act to be reported to the Company's auditors, and (vii) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

      17. Successors and Assigns.

            (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "the Company" as used herein shall include any such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

            (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

      18. Arbitration. Except with respect to the remedies set forth in Section 13(e) hereof, if in the event of any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement, either party delivers to the other party a written demand for arbitration of a controversy or claim, then such claim or controversy shall be submitted to binding arbitration. The binding arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall take place in Columbus, Ohio. Each of the Company and the Executive shall appoint one person to act as an arbitrator, and a third arbitrator shall be chosen by the first two arbitrators (such three arbitrators, the "Panel"). The Panel shall have no authority to award punitive damages against the Company or the Executive. The arbitrator shall have no authority to add to, alter, amend or refuse to enforce any portion of the disputed agreements. The Company and the Executive each waive any right to a jury trial or to petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement. Pending the resolution of any claim under this
Section 18, the Executive (and his beneficiaries) shall continue to receive all payments and benefits due under this Agreement, except to the extent that the arbitrator(s) otherwise provide.

      19. Fees and Expenses. The Company shall pay the legal fees reasonably incurred by the Executive in connection with the negotiation and execution of this Agreement up to a maximum of $25,000, payable upon submission of the billing statement or paid receipt for such services rendered by the Executive's counsel. In addition, the Company agrees to pay promptly upon presentation of an invoice from the Executive, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of (a) any contest by the Company of the validity or enforceability of, or liability under, any provision of this Agreement, (b) any effort to enforce the Executive's rights hereunder or (c) any dispute between the Executive and the Company relating to this Agreement; provided that the claim by the Executive is made in good faith.

      20. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

      To the Executive:

      Robert S. Singer
      c/o A. Richard Susko
      Cleary, Gottlieb, Steen & Hamilton
      One Liberty Plaza
      New York, NY 10006

      with a copy to:

      A. Richard Susko
      Cleary, Gottlieb, Steen & Hamilton
      One Liberty Plaza
      New York, NY 10006

      To the Company:

      Abercrombie & Fitch Co.
      6301 Fitch Path
      New Albany, Ohio 43054
      Attn:  Chief Executive Officer

      21. Settlement of Claims. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

      22. Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Executive and the Company hereunder shall survive any termination of the Executive's employment.

      23. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

      24. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to the conflict of law principles thereof.

      25. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

      26. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

                                      THE COMPANY:

                                      ABERCROMBIE & FITCH CO.

                                      By: /s/ Michael Jeffries
                                          --------------------------------------
                                          Michael Jeffries,
                                          Chief Executive Officer

                                      THE EXECUTIVE:

                                      /s/ Robert S. Singer
                                      ------------------------------------------
                                      Robert S. Singer

                                    EXHIBIT A

                             ABERCROMBIE & FITCH CO.

                    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN II

                                ROBERT S. SINGER

                                                          EFFECTIVE MAY 17, 2004

                             ABERCROMBIE & FITCH CO.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                                ROBERT S. SINGER

                                  ARTICLE 1.00

                                     PURPOSE

      Effective May 17, 2004, Abercrombie & Fitch Co. establishes the Abercrombie & Fitch Co. Supplemental Executive Retirement Plan II ("Plan") to provide additional retirement income to Robert S. Singer, one of its select management and highly compensated employees. This Plan is intended to be an unfunded, nonqualified deferred compensation plan within the meaning of Title I of ERISA.

                                  ARTICLE 2.00

                                   DEFINITIONS

      Whenever used in this Plan, the following words and phrases will have the meanings given below. Also, the singular form of any term will include the plural, the plural form will include the singular, the masculine pronoun will include the feminine and the feminine pronoun will include the masculine. Other words and phrases also may be defined in the Plan text.

      SECTION 2.01 ACTUARIAL EQUIVALENT: The determination of one benefit as being equal to another benefit payable at a different time and/or in a different form using actuarial assumptions in accordance with the requirements of Code
Section 417(e)(3)(A), as amended, and any implementing regulations, and based on the following: the applicable mortality table set forth in Rev. Rul. 95-6 or such other regulations as the IRS may issue and the composite corporate bond rate for the month preceding the commencement of payments under this Plan, as published by the IRS pursuant to the requirements of the Pension Funding Equity Act, enacted on April 10, 2004.

      SECTION 2.02 AFFILIATE: Any entity that is related, through common control with the Company.

      SECTION 2.03 BASE RETIREMENT BENEFIT: A monthly annuity of $8,333.33 commencing at age 57 and payable for the life of the Participant.

      SECTION 2.04 BOARD: The Company's board of directors.

      SECTION 2.05 CAUSE: As defined in and determined pursuant to the employment agreement between the Participant and the Company dated May 17, 2004 (the "Employment Agreement").

      SECTION 2.06 CODE: The Internal Revenue Code of 1986, as amended.

      SECTION 2.07 COMMITTEE: The Company's Compensation Committee.

      SECTION 2.08 COMPANY: Abercrombie & Fitch Co., a Delaware corporation, and any successor to it.

      SECTION 2.09 EFFECTIVE DATE: Commencement Date as defined in the Employment Agreement.

      SECTION 2.10 ENROLLMENT FORM: The form described in Article 3.00 which the Participant must complete before he may begin to accrue a Plan benefit. Although a copy of this form is attached to the Plan, it is not a part of the Plan and may be modified by the Committee without separate action by the Board and without regard to the restrictions described in Article 7.00.

      SECTION 2.11 PARTICIPANT: Robert S. Singer.

      SECTION 2.12 PLAN: The Abercrombie & Fitch Co. Supplemental Executive Retirement Plan II, as described in this document and any amendments to it.

      SECTION 2.13 TERMINATION OF EMPLOYMENT: Discontinuance of the Participant's status as a common law employee of the Company and all Affiliates. For purposes of this Plan, the Participant will have a Termination of Employment even if he continues to serve as a consultant to or as an independent contractor with respect to the Company or any Affiliate (including as a member of the Board or an Affiliate's board of directors) after severing his common law employment relationship with the Company and each Affiliate.

                                  ARTICLE 3.00

                                  PARTICIPATION

      The Participant may enter the Plan on the Effective Date but only after completing an Enrollment Form.

                                  ARTICLE 4.00

                                  PLAN BENEFIT

      SECTION 4.01 AMOUNT OF BENEFIT. Subject to the conditions described in this section and elsewhere in the Plan, the Participant will receive the benefit described in this section payable in the form described in Section 4.02.

            [1] TERMINATION OF EMPLOYMENT AT OR AFTER AGE 57. If the Participant has a Termination of Employment other than due to death or Cause at or after age 57, he will receive a monthly benefit commencing on Termination of Employment for life equal to the Actuarial Equivalent of the Base Retirement Benefit.

            [2] TERMINATION OF EMPLOYMENT BEFORE ATTAINING AGE 57. If the Participant has a Termination of Employment other than due to death or Cause prior to age 57, he will receive a monthly benefit commencing on Termination of Employment for life equal to the Actuarial Equivalent of the Base Retirement Benefit on his Termination of Employment multiplied by a percentage based on his age upon Termination of Employment equal to the percentage under the following table:

Termination of Employment on or After Age                   Percentage
-----------------------------------------                   ----------
53                                                              20%
54                                                              40%
55                                                              60%
56                                                              80%
57                                                             100%

Notwithstanding the foregoing, if the Executive is terminated by the Company without Cause, by the Executive for Good Reason, or as a result of the Company's Non-renewal, or a result of a Termination of Employment by reason of Disability or there is a Change in Control (as such terms are defined in the Employment Agreement) the percentage shall be 100%.

            [3] PRE-RETIREMENT BENEFIT. If the Participant dies prior to the date his retirement benefits commence hereunder, his surviving spouse, if any, shall receive a monthly benefit for her life equal to the amount that she would have received had the Participant had a Termination of Employment on the day prior to the day of his death, commenced receiving benefits hereunder in the form of a joint and 100% survivor annuity with his surviving spouse, and then died.

            [4] OTHER TERMINATION OF EMPLOYMENT. The Participant will receive no Plan benefit if he is terminated for Cause prior to a Change in Control, regardless of his age at the time Termination of Employment for Cause occurs.

      SECTION 4.02 FORM OF PAYMENT. Any benefit payable under Section 4.01 will be paid in monthly installments beginning on the date of Termination of Employment and ending on the last day of the month during which the Participant dies. No payment will be made (and no Plan benefit will be due) to any person after the Participant's death. Notwithstanding the foregoing, the Participant may elect an optional form of benefit that is the Actuarial Equivalent of the Base Retirement Benefit, including a joint and survivor annuity, a life annuity with a term certain, and other forms generally provided under insurance contracts, and may, in lieu of the commencement date of the benefits prescribed herein, elect a later commencement date, not past age 65.

                                  ARTICLE 5.00

                                      TAXES

      SECTION 5.01 WITHHOLDING FOR TAXES DUE ON PLAN PAYMENTS. Regardless of any other provision of this Plan, any payment due under Article 4.00 will be reduced by the amount of any federal, state and local income and employment taxes the Company is required to withhold under any applicable law or regulation from any payment made under
Article 4.00.

      SECTION 5.02 WITHHOLDING FOR TAXES DUE BEFORE PAYMENTS BEGIN. The Committee and the Participant will agree on the method to be applied to pay the Participant's portion of any employment, wage and other taxes imposed under any applicable law or regulation on any Plan benefit before that benefit is paid to the Participant. If the Committee and Participant fail to agree on the method to be applied, the Company will withhold the amount of the Participant's liability from his other Compensation.

      SECTION 5.03 SPECIAL DISTRIBUTION. If any taxing authority finally establishes that the Participant is constructively in receipt of any Plan benefit that has not actually been distributed and that the Participant is immediately liable for any income or other taxes (other than any taxes within the scope of Section 5.02) that normally would not be imposed until the Plan benefit is actually paid to the Participant, the Committee will immediately distribute to the Participant a lump sum amount equal to that which the taxing authority has deemed the Participant to have constructively received.

                                  ARTICLE 6.00

                                 ADMINISTRATION

      SECTION 6.01 APPOINTMENT OF COMMITTEE. The Plan will be administered by the Committee.

      SECTION 6.02 POWERS AND DUTIES. The Committee is fully empowered to exercise complete discretion to administer the Plan and to construe and apply all of its provisions. These powers and duties include:

            [1] Resolving disputes that may arise with regard to the rights of the Participant and his legal representatives under the terms of the Plan. Subject to Section 6.07, the Committee's decisions in these matters will be final in each case;

            [2] Obtaining from the Company, each Affiliate and the Participant information that the Committee needs to determine the Participant's rights and benefits under the Plan. The Committee may rely conclusively upon any information furnished by the Company or the Participant;

            [3] Compiling and maintaining all records it needs to administer the Plan;

            [4] Upon request, furnishing the Company with reasonable and appropriate reports of its administration of the Plan;

            [5] Authorizing the distribution of all benefits that are payable under the Plan;

            [6] Engaging legal, administrative, actuarial, investment, accounting, consulting and other professional services that the Committee believes are necessary and appropriate;

            [7] Adopting rules and regulations for the administration of the Plan that are not inconsistent with the terms of the Plan; and

            [8] Doing and performing any other acts provided for in the Plan.

Also, the Committee may delegate any of the powers and duties described in subsections 6.02[2] through [4] to any other person or organization, as it deems appropriate.

      SECTION 6.03 ACTIONS BY THE COMMITTEE. The Committee may act at a meeting by the vote or assent of a majority of its members or in writing without a meeting by the written assent of all its Members. The Committee will appoint one of its members to act as secretary to record all Committee actions. The Committee also may authorize one or more if its members to execute papers and perform other ministerial duties on behalf of the Committee.

      SECTION 6.04 INDEMNIFICATION. The Committee will be indemnified by the Company to the fullest extent permitted by the Company's certificate of incorporation and by-laws.

      SECTION 6.05 Payment of Expenses.

            [1] Committee members will not be separately compensated for their services as Committee members. However, the Company will reimburse Committee members for all appropriate expenses they incur while carrying out their Plan duties.

            [2] The compensation or fees of accountants, counsel and other specialists and any other costs of administering the Plan will be paid by the Company.

      SECTION 6.06 RESOLUTION OF DISPUTES. If, in the event of any controversy or claim between the Company or any of its Affiliates and the Participant as to the benefits due hereunder, the dispute shall be resolved in the manner provided for and as determined under the Employment Agreement.

                                  ARTICLE 7.00

                                 PLAN AMENDMENT

      The Company, by action of the Board, may modify, alter or amend the Plan at any time. However, no such amendment may affect, directly or indirectly, the Participant's rights under the Plan unless the Participant agrees to such amendment either in a separate written agreement or by voting, as a member of the Board, for such amendment.

                                  ARTICLE 8.00

                       MERGER OF PLAN; SUCCESSOR EMPLOYER

      SECTION 8.01 MERGER AND CONSOLIDATION. If the Plan is merged into or consolidated with any other plan, the Participant will be entitled to rights and benefits immediately after the merger or consolidation at least equal to his rights and benefits under this Plan.

      SECTION 8.02 SUCCESSOR EMPLOYER. If the Company dissolves, reorganizes, merges into or consolidates with another business entity, provision will be made by which the successor will continue the Plan, in which case the successor will be substituted for the Company under the terms and provisions of this Plan. The substitution of the successor for the Company will constitute an assumption by the successor of all Plan liabilities and the successor will have all of the powers, duties and responsibilities of the Company under the Plan.

                                  ARTICLE 9.00

                                    FUNDING

      This Plan constitutes an unfunded, unsecured promise by the Company and each Affiliate to pay only those benefits that are accrued by the Participant under the terms of the Plan. Neither the Company nor any Affiliate will segregate any assets into a fund established exclusively to pay Plan benefits unless the Company, in its sole discretion, establishes a trust for this purpose. Neither the Company nor any Affiliate is liable for the payment of Plan benefits that are actually paid from a trust established for that purpose. Also, the Participant has only the rights of a general unsecured creditor and does not have any interest in or right to any specific asset of the Company or any Affiliate. Nothing in this Plan constitutes a guaranty by the Company, any Affiliate or any other entity or person that the assets of the Company, any Affiliate or any other entity will be sufficient to pay Plan benefits.

                                 ARTICLE 10.00

                                 MISCELLANEOUS

      SECTION 10.01 VOLUNTARY PLAN. The Plan is purely voluntary on the part of the Company; neither the establishment of the Plan nor any amendment to it nor the creation of any fund or account nor the payment of any benefits may be construed as giving any person [1] a legal or equitable right against the Company, any Affiliate or the Committee other than those specifically granted under the Plan or conferred by affirmative action of the Committee or the Company or any Affiliate in a manner that is consistent with the terms and provisions of this Plan or [2] the right to be retained as an employee.

      SECTION 10.02 NONALIENATION OF BENEFITS. The Participant's right to receive Plan benefits may not be assigned, transferred, pledged or encumbered, including by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge, encumber or devise a Plan benefit will be null and void and of no legal effect.

      SECTION 10.03 INABILITY TO RECEIVE BENEFITS. Any Plan benefit payable to the Participant after he is declared incompetent will be paid to the guardian, conservator or other person legally charged with the care of his person or estate. Also, if the Committee, in its sole discretion, reasonably concludes that the Participant is unable to manage his financial affairs, the Committee may, but is not required to, direct the Company to distribute Plan benefits to any one or more of his spouse, lineal ascendants or descendants or other close living relatives of the Participant or any other person then contributing toward or providing the care and maintenance of the Participant who demonstrates to the satisfaction of the Committee the propriety of those distributions. Any payment made under this Section 10.03 will completely discharge the Plan's liability with respect to that payment. The Committee is not required to see to the application of any distribution made to any person.

      SECTION 10.04 LOST PARTICIPANT. The Participant is obliged to keep the Committee apprised of his current mailing address. The Committee's obligation to search for the Participant is limited to sending a registered or certified letter to the Participant's last known address. If the Participant does not file a claim for benefits with the Committee within 12 months after benefits are otherwise payable, benefits will be forfeited. However, this forfeited benefit will be restored and paid if the Committee subsequently approves a claim for benefits.

      SECTION 10.05 LIMITATION OF RIGHTS. Nothing in the Plan, expressed or implied, is intended or may be construed as conferring upon or giving to any person, firm or association (other than the Company, the Affiliates and the Participant) any right, remedy or claim under or by reason of this Plan.

      SECTION 10.06 INVALID PROVISION. If any provision of this Plan is held to be illegal or invalid for any reason, the Plan will be construed and enforced as if the offending provision had not been included in the Plan. However, that determination will not affect the legality or validity of the remaining parts of this Plan.

      SECTION 10.07 ONE PLAN. This Plan may be executed in any number of counterparts, each of which will be deemed to be an original.

      SECTION 10.08 GOVERNING LAW. The Plan will be governed by and construed in accordance with the laws of the United States and, to the extent applicable, the laws of Ohio.

      SECTION 10.09 COORDINATION WITH OTHER PROGRAMS. The Participant's right to any benefits accrued or payable under this Plan will be determined solely by reference to the terms of this Plan document and will be unaffected by any other document or agreement between the Participant and the Company.

      IN WITNESS WHEREOF, the undersigned authorized officer of the Company has executed this Plan to be effective as of May 17, 2004.

                                      ABERCROMBIE & FITCH CO.

                                      By: /s/ Michael Jeffries
                                         ---------------------------------------
                                      Print Name: Michael Jeffries

                                      Title: Chairman & CEO

                                      Date: May 17, 2004

                             ABERCROMBIE & FITCH CO.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                                 ENROLLMENT FORM

Name:    Robert Singer

Soc. Sec. No.: XXX XX XXXX

Date of Birth:    01-30-1952

Address:________________________________________________________________________

________________________________________________________________________________

By signing this form, I acknowledge that [1] I have read and understand the Plan and the terms and conditions I must meet to receive a Plan benefit, [2] the Plan is unfunded, [3] I am solely responsible for ensuring that the Committee's files contain my current mailing address and [4] by signing this form, I agree to be bound by all terms and conditions imposed by the Plan.

      Signature: /s/ Robert Singer
                __________________________________________
      Name (please print): Robert Singer

      Date signed:  May 17, 2004

      Received by Committee on:____________________________

      By:__________________________________________________

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